Exhibit 4.2

PROTAGONIST THERAPEUTICS, INC.

THIRD AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

July 31, 2016

PROTAGONIST THERAPEUTICS, INC.

THIRD AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

TABLE OF CONTENTS

SECTION 1. REGISTRATION RIGHTS		2

1.1	CERTAIN DEFINITIONS	2
1.2	DEMAND REGISTRATION	3
(A)	DEMAND FOR REGISTRATION	3
(B)	UNDERWRITING	4
1.3	PIGGYBACK REGISTRATION	4
(A)	COMPANY REGISTRATION	4
(B)	UNDERWRITING	5
(C)	RIGHT TO TERMINATE REGISTRATION	6
1.4	EXPENSES OF REGISTRATION	6
1.5	OBLIGATIONS OF THE COMPANY	6
1.6	INDEMNIFICATION	8
1.7	INFORMATION BY HOLDER	10
1.8	TRANSFER AND ASSIGNMENT OF RIGHTS	11
1.9	FORM S-3	11
1.10	DELAY OF REGISTRATION	11
1.11	LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS	11
1.12	RULE 144 REPORTING	12
1.13	“MARKET STAND-OFF” AGREEMENT	12
1.14	TERMINATION OF RIGHTS	13

SECTION 2. MISCELLANEOUS		13

2.1	GOVERNING LAW	13
2.2	SUCCESSORS AND ASSIGNS	13
2.3	ENTIRE AGREEMENT	13
2.4	SEVERABILITY	14
2.5	AMENDMENT AND WAIVER	14
2.6	DELAYS OR OMISSIONS	14
2.7	NOTICES, ETC	14
2.8	TITLES AND SUBTITLES	15
2.9	COUNTERPARTS	15

PROTAGONIST THERAPEUTICS, INC.

THIRD AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

This Third Amended and Restated Investor Rights Agreement (the “Agreement”) is entered into as of this 31st day of July 2016, by and among Protagonist Therapeutics, Inc., a Delaware corporation (the “Company”) and the holders of the Preferred Stock listed on Exhibit A attached hereto (referred to herein as the “Preferred Holders” or the “Investors”).

RECITAL

WHEREAS, pursuant to that certain Series A Preferred Stock Purchase Agreement, dated as of September 18, 2006, certain of the Investors previously acquired shares of the Company’s Series A Preferred Stock, par value $0.00001 per share (the “Series A Preferred Stock”);

WHEREAS, pursuant to that certain Series B Preferred Stock and Warrant Purchase Agreement, dated as of May 10, 2013, certain of the Investors previously acquired shares of the Company’s Series B Preferred Stock, par value $0.00001 per share (the “Series B Preferred Stock”);

WHEREAS, pursuant to that certain Series C Preferred Stock and Warrant Purchase Agreement, dated as of July 10, 2015, certain of the Investors previously acquired shares of the Company’s Series C Preferred Stock, par value $0.00001 per share (the “Series C Preferred Stock” and together with the Series A Preferred Stock and the Series B Preferred Stock, the “Preferred Stock”);

WHEREAS, the Company and certain of the Investors are parties to a certain Second Amended and Restated Investor Rights Agreement dated as of July 10, 2015 (as amended, the “Prior Agreement”);

WHEREAS, in connection with the Company’s initial public offering, the parties hereto, representing the (i) Company, and (ii) the Required Holders (as defined in the Prior Agreement), desire to amend and restate the Prior Agreement in its entirety as set forth below.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

Section 1.

REGISTRATION RIGHTS

The Company hereby grants to each of the Holders (as defined below) the registration rights set forth in this Section 1 with respect to the Registrable Securities (as defined below) owned by such Holders. The Company and the Holders agree that the registration rights provided herein set forth the sole and entire agreement, and supersede any prior agreement, between the Company and the Holders with respect to registration rights for the Company’s securities.

1.1 Certain Definitions. As used in this Section 1, the following terms shall have the following meanings.

(a) The terms “register”, “registered” and “registration” refer to a registration effected by filing with the Securities and Exchange Commission (the “SEC”) a registration statement (the “Registration Statement”) in compliance with the 1933 Act, and the declaration or ordering by the SEC of the effectiveness of such Registration Statement.

(b) The term “Registrable Securities” means (i) Common Stock issued or issuable upon conversion of the shares of Preferred Stock held by Investors or any transferee as permitted by Section 1.8 hereof, (ii) Common Stock issued or issuable upon conversion of the Warrant Shares, and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, such above-described securities; provided, however, that shares of Common Stock or other securities shall only be treated as Registrable Securities if and so long as (A) they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (B) they have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the 1933 Act under Section 4(1) thereof so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale, and (C) the registration rights associated with such securities have not been terminated pursuant to Section 1.14 hereof.

(c) The term “Holder” (collectively, “Holders”) means each Investor and any transferee, as permitted by Section 1.8 hereof, holding Registrable Securities, securities exercisable for or convertible into Registrable Securities or securities exercisable for securities convertible into Registrable Securities.

(d) The term “Initiating Holders” means any Holder or Holders of at least a majority of the Common Stock issued or issuable upon conversion of the shares of Preferred Stock other than Mandatory Conversion Shares (as defined below) held by Investors or any transferee as permitted by Section 1.8 hereof.

(e) The term “Warrant Shares” means shares of Series B Preferred Stock issued or issuable upon exercise of any warrants, outstanding as of the date hereof, to purchase shares of Series B Preferred Stock (the “Warrants”).

1.2 Demand Registration.

(a) Demand for Registration. If the Company shall receive from Initiating Holders a written demand that the Company effect any registration (a “Demand Registration”) of the Registrable Securities then outstanding (other than a registration on Form S-3 or any related form of registration statement or any foreign equivalent should the Registrable Securities be listed on an exchange outside the United States, such a request being provided for under Section 1.9 hereof), the Company will:

(i) promptly (but in any event within 10 days) give written notice of the proposed registration to all other Holders; and

(ii) effect such registration as soon as practicable and as will permit or facilitate the sale and distribution of all or such portion of such Initiating Holders’ Registrable Securities as are specified in such demand, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such demand as are specified in a written demand received by the Company within 15 days after such written notice is given, provided that the Company shall not be obligated to take any action to effect any such registration pursuant to this Section 1.2:

(A) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the 1933 Act;

(B) after the Company has effected two (2) such registrations pursuant to this Section 1.2, and the sales of the shares of Common Stock under such registration have closed;

(C) if the Company shall furnish to such Holders a certificate signed by the Chief Executive Officer of the Company, stating that in the good faith judgment of the Board of Directors of the Company (the “Board of Directors”) it would be seriously detrimental to the Company and its stockholders for such Registration Statement to be filed at the date filing would be required, in which case the Company shall have an additional period or periods of not more than 90 days within which to file such Registration Statement; provided, however, that the Company shall not use this right to delay the filing for more than 90 days in the aggregate in any 12-month period; provided, further, that the Company shall not register any securities for its own account or that of any other stockholder during such ninety (90) day period other than pursuant to a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered; or

(D) prior to the date six (6) months after the effective date of the initial firm commitment underwritten public offering of the Company’s securities.

(b) Underwriting. If reasonably required to maintain an orderly market in the Common Stock, the Holders shall distribute the Registrable Securities covered by their demand by means of an underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their demand by means of an underwriting, they shall so advise the Company as part of their demand made pursuant to this Section 1.2, including the identity of the managing underwriter, and the Company shall include such information in the written notice referred to in Section 1.2(a)(i). In such event, the right of any Holder to registration pursuant to this Section 1.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.

The Company shall, together with all holders of capital stock of the Company proposing to distribute their securities through such underwriting, enter into an underwriting agreement in customary form with the underwriter or underwriters selected by a majority-in-interest of the Initiating Holders and reasonably satisfactory to the Company. Notwithstanding any other provision of this Section 1.2, if the underwriter shall advise the Company that marketing factors (including, without limitation, an adverse effect on the per share offering price) require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities that have requested to participate in such offering, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated pro rata among such Holders thereof in proportion, as nearly as practicable, to the amounts of Registrable Securities held by such Holders at the time of filing the Registration Statement. No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration.

If any Holder disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Holders. The Registrable Securities so withdrawn shall also be withdrawn from registration.

If the underwriter has not limited the number of Registrable Securities to be underwritten, the Company may include securities for its own account (or for the account of other stockholders) in such registration if the underwriter so agrees and if the number of Registrable Securities would not thereby be limited.

1.3 Piggyback Registration.

(a) Company Registration. If at any time or from time to time the Company shall determine to register any of its securities, either for its own account or for the account of security holders, other than a registration relating solely to employee benefit plans, a registration on Form S-4 relating solely to an SEC Rule 145 transaction or a registration pursuant to Section 1.2 or 1.9 hereof, the Company will:

(i) promptly (but in any event within 10 days) give to each Holder written notice thereof; and

(ii) include in such registration (and any related qualification under state securities laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within 15 days after receipt of such written notice from the Company, by any Holder or Holders, except as set forth in Section 1.3(b) below.

Such Registrable Securities shall only be included to the extent that inclusion will not diminish the number of securities included by the Company.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 1.3(a)(i). In such event the right of any Holder to registration pursuant to this Section 1.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.

All Holders proposing to distribute their Registrable Securities through such underwriting shall, together with the Company and the other parties distributing their securities through such underwriting, enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 1.3, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may limit the number of Registrable Securities to be included in the registration and underwriting, or may exclude Registrable Securities entirely from such registration and underwriting subject to the terms of this Section 1.3. The Company shall so advise all holders of the Company’s securities that would otherwise be registered and underwritten pursuant hereto, and the number of shares of such securities, including Registrable Securities, that may be included in the registration and underwriting shall be allocated in the following manner: (i) first, shares, other than Registrable Securities and other securities that have contractual rights with respect to registration similar to those provided for in this Section 1.3, requested to be included in such registration by stockholders shall be excluded, and (ii) second, if a limitation on the number of shares is still required, the number of securities to be included shall be allocated among the holders of Registrable Securities and other securities that have contractual rights with respect to registration similar to those provided for in this Section 1.3 in proportion, as nearly as practicable, to the amounts of securities held by each such holder at the time of filing the Registration Statement; provided, however, that the aggregate value of securities (including Registrable Securities) to be included in such registration by the Holders may not be so reduced to less than 25% of the total value of all securities included in such registration except in the Company’s first Qualified Public Offering (as defined below). For purposes of any such underwriter cutback, all Registrable Securities and other securities held by any holder that is a partnership, limited liability company or corporation shall also include any Registrable Securities held by the partners, retired partners, members, stockholders or affiliated entities of such holder, or the estates and Family Members (as defined below) of any such partners, retired partners, members and any trusts for the benefit of any of the foregoing persons, and such holder and other persons shall be deemed to be a single “selling holder,” and any pro rata reduction with respect to such “selling holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling holder,” as defined in this sentence. No securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. Except as specifically set forth herein, nothing in this Section 1.3(b) is intended to diminish the number of securities to be included by the Company in the underwriting. For the purposes of this Agreement, a “Family Member” of a person shall mean (in each case including adoptive and step relationships) any child, grandchild, parent, grandparent, spouse, sibling, aunt, uncle, or cousin of such person, or any spouse or child of any of the foregoing.

If any Holder disapproves of the terms of the underwriting, it may elect to withdraw therefrom by written notice to the Company and the underwriter. The Registrable Securities so withdrawn shall also be withdrawn from registration. If requested by the Company, each Holder participating in such underwriting shall enter into and perform its respective obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

1.4 Expenses of Registration. All reasonable expenses incurred in connection with all registrations effected pursuant to Sections 1.2, 1.3 and 1.9, including without limitation all registration, filing and qualification fees (including state securities law fees and expenses), printing expenses, escrow fees, fees and disbursements of counsel for the Company (and, if the participating Holders request representation by a separate special counsel for the participating Holders, the reasonable fees and disbursements of one such counsel), and expenses of any special audits incidental to or required by such registration shall be borne by the Company; provided, however, that the Company shall not be required to pay stock transfer taxes or underwriters’ discounts or selling commissions relating to Registrable Securities; and provided, further, that the Company shall not be required to pay for any expenses of any registration pursuant to Section 1.9 if the Company has effected two (2) registrations pursuant to Section 1.9 in the preceding twelve (12) months and paid the expenses thereof, in which event the Holders of Registrable Securities to be registered shall bear all such expenses pro rata on the basis of Registrable Securities to be registered. Notwithstanding anything to the contrary above, the Company shall not be required to pay for any expenses of any registration proceeding under Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of the Registrable Securities to have been registered, in which event the Holders of Registrable Securities to have been registered shall bear all such expenses pro rata on the basis of the Registrable Securities to have been registered. Notwithstanding the preceding sentence, however, if at the time of the withdrawal, the Holders have learned of a materially adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of said expenses and shall retain their rights pursuant to Section 1.2.

1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its diligent efforts to cause such Registration Statement to become effective, and keep such Registration Statement effective for the lesser of 90 days or until the Holder or Holders have completed the distribution relating thereto;

(b) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to keep such Registration Statement effective and to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such Registration Statement for the period set forth in paragraph (a) above;

(c) furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) use its commercially reasonable efforts to register or otherwise qualify the securities covered by such Registration Statement under such other securities laws of such states and other jurisdictions as shall be reasonably requested by the Holders or the managing underwriter, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f) notify each Holder of Registrable Securities covered by such Registration Statement, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) use its reasonable efforts to list the Registrable Securities covered by such Registration Statement with any securities exchange on which the Common Stock is then listed;

(h) make available for inspection by each Holder including Registrable Securities in such registration, any underwriter participating in any distribution pursuant to such registration, and any attorney, accountant or other agent retained by such Holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as such parties may reasonably request, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such Registration Statement;

(i) cooperate with Holders including Registrable Securities in such registration and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such Holders or the managing underwriters may request at least two (2) business days prior to any sale of Registrable Securities; and

(j) permit any Holder that, in the sole and exclusive judgment exercised in good faith, of such Holder, might be deemed to be a controlling person of the Company, to participate in good faith in the preparation of such Registration Statement and to require the insertion therein of material, furnished to the Company in writing, that in the reasonable judgment of such Holder and its counsel should be included.

1.6 Indemnification.

(a) The Company will, and does hereby undertake to, indemnify and hold harmless each Holder of Registrable Securities, each of such Holder’s officers, directors, managers, partners, members and agents, and each person controlling such Holder, with respect to any registration, qualification or compliance effected pursuant to this Section 1, and each underwriter, if any, and each person who controls any underwriter, of the Registrable Securities held by or issuable to such Holder, against all claims, losses, damages and liabilities (or actions in respect thereto) to which they may become subject under the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), or other federal or state law arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other similar document (including any related Registration Statement, notification, or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, (ii) any violation or alleged violation by the Company of any federal, state or common law rule or regulation applicable to the Company in connection with any such registration, qualification or compliance, or (iii) any failure to register or qualify Registrable Securities in any state where the Company or its agents have affirmatively undertaken or agreed in writing that the Company (the undertaking of any underwriter chosen by the Company being attributed to the Company) will undertake such registration or qualification on behalf of the Holders of such Registrable Securities (provided that in such instance the Company shall not be so liable if it has undertaken commercially reasonable efforts to so register or qualify such Registrable Securities) and will reimburse, as incurred, each such Holder, each such underwriter and each such director, manager, officer, partner, member agent and controlling person, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission made in conformity with written information furnished to the Company by an instrument duly executed by such Holder or underwriter and stated to be specifically for use therein.

(b) Each Holder will, and if Registrable Securities held by or issuable to such Holder are included in such registration, qualification or compliance pursuant to this Section 1, does hereby undertake to indemnify and hold harmless the Company, each of its directors and officers, and each person controlling the Company, each underwriter, if any, and each person who controls any underwriter, of the Company’s securities covered by such a Registration Statement, and each other Holder, each of such other Holder’s officers, directors, managers, partners, members and agents and each person controlling such other Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made; and will reimburse, as incurred, the Company, each such underwriter, each such other Holder, and each such director, officer, manager, partner, member and controlling person of the foregoing, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in such Registration Statement, prospectus, offering circular or other document, in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein; provided, however, that the liability of each Holder hereunder (unless such Holder’s liability hereunder is based upon such Holder’s willful misconduct as determined by the nonappealable final decision of a court) shall be limited to the proportion of any such claim, loss, damage or liability that is equal to the proportion that the public offering price of the shares sold by such Holder under such Registration Statement bears to the total public offering price of all securities sold thereunder, but in any event not to exceed the net proceeds received by such Holder from the sale of securities under such Registration Statement. It is understood and agreed that the indemnification obligations of each Holder pursuant to any underwriting agreement entered into in connection with any Registration Statement shall be limited to the obligations contained in this subsection 1.6(b).

(c) Each party entitled to indemnification under this Section 1.6 (the “Indemnified Party”) shall give notice to the party required to provide such indemnification (the “Indemnifying Party”) of any claim as to which indemnification may be sought promptly after such Indemnified Party has actual knowledge thereof, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be subject to approval by the Indemnified Party (whose approval shall not be unreasonably withheld) and the Indemnified Party may participate in such defense at the Indemnifying Party’s expense if representation of such Indemnified Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1, except to the extent that such failure to give notice shall materially adversely affect the Indemnifying Party in the defense of any such claim or any such litigation. The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any claim and shall pay the fees and expenses of one counsel retained by the Indemnified Party if (i) the claim relates to or arises in connection with any criminal proceeding, action, indictment or allegation, (ii) the Indemnified Party reasonably believes an adverse determination with respect to the claim would be materially detrimental to the reputation or future business prospects of the Indemnified Party or any of its affiliates, (iii) the claim seeks an injunction or equitable relief against the Indemnified Party or any of its affiliates or (iv) the Indemnifying Party has failed or is failing to prosecute or defend vigorously the claim. An Indemnifying Party shall not, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed).

(d) In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Section 1.6 is due in accordance with its terms but for any reason is held to be unavailable to an Indemnified Party in respect to any expenses, losses, claims, damages and liabilities referred to herein, then the Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such expenses, losses, claims, damages or liabilities to which such party may be subject in proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact related to information supplied by the Indemnifying Party or the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Investors agree that it would not be just and equitable if contribution pursuant to this Section 1.6 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this Section 1.6(d), (i) in no case shall any one Investor be liable or responsible for any amount in excess of the net proceeds received by such Investor from the offering of Registrable Securities and (ii) the Company shall be liable and responsible for any amount in excess of such proceeds; provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party or parties under this Section 1.6, notify such party or parties from whom such contribution may be sought, but the omission so to notify such party or parties from contribution may be sought shall not relieve such party from any other obligation it or they may have thereunder or otherwise under this Section 1.6. No party shall be liable for contribution with respect to any action, suit, proceeding or claim settled without its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) The indemnities provided in this Section 1.6 shall survive the transfer of any Registrable Securities by such Holder.

1.7 Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 1.

1.8 Transfer and Assignment of Rights. The rights contained in Sections 1 and 2 hereof may be assigned or otherwise conveyed to transferees or assignees of Registrable Securities, who shall be considered a “Holder” for purposes hereof, provided that such transferee agrees to be subject to all restrictions set forth in this Agreement and the Related Documents (as defined in the Purchase Agreement).

1.9 Form S-3. After the Company is eligible for the use of Form S-3 (or any future form that is substantially equivalent to the current Form S-3 or any foreign equivalent if the Registrable Securities are listed on an exchange outside the United States) as soon as it is eligible, the Holders shall have the right to request registrations on Form S-3 under this Section 1.9. The Company shall give notice to all Holders of Registrable Securities of the receipt of a request for registration pursuant to this Section 1.9 and shall provide a reasonable opportunity for other Holders to participate in the registration. Subject to the foregoing, the Company will use its diligent efforts to effect as soon as practicable the registration of all shares of Registrable Securities on Form S-3 to the extent requested by the Holder or Holders thereof for purposes of disposition; provided, however, that the Company shall not be obligated to effect any such registration (a) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $2,500,000 or (b) if the Company has effected two or more registrations on Form S-3 in the preceding twelve (12) months. Notwithstanding the foregoing, nothing herein shall restrict, prohibit or limit in any way a Holder’s ability to exercise its registration rights under Sections 1.2 or 1.3 hereof. The Company shall have no obligation to take any action to effect any registration pursuant to this Section 1.9 for any of the reasons set forth in Section 1.2(a)(ii)(A) or (C) (which shall be deemed to apply to the obligations under this Section 1.9 with equal force). In addition, any registration pursuant to this Section 1.9 shall be subject to the provisions of Section 1.2(b), which shall be deemed to apply to the obligations under this Section 1.9 with equal force, except that any reference therein to Section 1.2 or a subsection thereof shall, for these purposes only, be deemed to be a reference to this Section 1.9.

1.10 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.11 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Investors that hold at least a majority of (a) the aggregate number of all shares of Common Stock issuable upon conversion of the then outstanding shares of Preferred Stock held by all Investors plus the number of then outstanding shares of Common Stock that were issued upon conversion of previously outstanding shares of Preferred Stock then held by all Investors other than shares of Common Stock issued upon a Special Mandatory Conversion (as defined in the Company’s certificate of incorporation, as in effect from time to time, a “Special Mandatory Conversion”) before, on or after the date hereof (the “Mandatory Conversion Shares”) and (b) the then outstanding shares of Series C Preferred Stock held by all Investors (such holders in such clauses (a) and (b) shall be referred to herein as the “Required Holders”), enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to (i) require the Company to effect a registration, or (ii) include any securities in any registration filed under Section 1.2, 1.3 or 1.9 hereof, unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not diminish the amount of Registrable Securities that are included in such registration.

1.12 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its diligent efforts to:

(a) make and keep current public information available, within the meaning of SEC Rule 144 or any similar or analogous rule promulgated under the 1933 Act, at all times after it has become subject to the reporting requirements of the 1934 Act;

(b) file with the SEC, in a timely manner, all reports and other documents required of the Company under the 1933 Act and 1934 Act (after it has become subject to such reporting requirements); and

(c) so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time commencing 90 days after the effective date of the first registration filed by the Company for an offering of its securities to the general public), the 1933 Act and the 1934 Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

1.13 “Market Stand-Off” Agreement. Each Holder hereby agrees that during a period, not to exceed 180 days (or, if required by such underwriter, such longer period of time as is necessary to enable such underwriter to issue a research report or make a public appearance that relates to an earnings release or announcement by the Company within 18 days prior to or after the date that is one hundred eighty (180) days after the effective date of the registration statement relating to such offering, but in any event not to exceed two hundred ten (210) days following the effective date of the registration statement relating to such offering), following the effective date of the initial, effective registration statement of the Company filed under the 1933 Act (“IPO”), it shall not, to the extent requested by the Company and any underwriter, sell, pledge, transfer, make any short sale of, loan, grant any option for the purchase of, or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Common Stock held by it at any time during such period except Common Stock included in such registration; provided, however, that all officers and directors of the Company and all One Percent Stockholders (as defined below) of the Company enter into similar agreements; provided, however, that all restrictions set forth in this Section 1.13 on all such Holders shall terminate and be of no further force or effect if any stockholder, officer or director is released from, or otherwise no longer bound by, such restrictions, other than due to such person no longer holding shares of the Company’s capital stock as a result of the Company’s repurchase of such shares upon a termination of such person’s employment with the Company. The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 1.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each

Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 1.13 or that are necessary to give further effect thereto. The obligations of the Holders hereunder shall only apply to the first Registration Statement covering Common Stock of the Company to be sold on its behalf to the public in the IPO.

For purposes of this Agreement, the term “One Percent Stockholder” shall mean a stockholder of the Company who holds at least 1% of the outstanding Common Stock of the Company (assuming conversion of all outstanding Preferred Stock of the Company).

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

1.14 Termination of Rights. The rights of any particular Holder under this Section 1 hereof shall terminate as to any Holder on the earliest of (a) the date that is three (3) years after the closing of a Qualified Public Offering (as defined below), (b) the date on which such Holder is able to dispose of all of its Registrable Securities in any 90-day period pursuant to SEC Rule 144 (or any similar or analogous rule promulgated under the 1933 Act), so long as the Company has completed its initial public offering and such Holder holds less than one percent (1%) of the Company’s then-outstanding equity securities, or (c) the date that such Holder’s Preferred Stock has been converted to Common Stock pursuant to a Special Mandatory Conversion; provided, however, that a Holder’s obligations under Section 1.13 above will survive a termination of rights under clause (c) of this Section 1.14.

Section 2.

MISCELLANEOUS

2.1 Governing Law. This Agreement shall be governed and construed under the laws of the State of Delaware. The venue for any claim, controversy or dispute which arises between the parties hereto shall be the United States District Court for the District of Delaware (or state court located in Delaware, if federal jurisdiction does not apply) and the parties hereby consent to the jurisdiction of such court and waive any objection to such venue. THE PARTIES TO THIS AGREEMENT HEREBY WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO DISPUTES ARISING UNDER THIS AGREEMENT AND CONSENT TO A BENCH TRIAL WITH THE APPROPRIATE JUDGE ACTING AS THE FINDER OF FACT.

2.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

2.3 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof, and any other written or oral agreements relating to the subject matter of this Agreement, including the Prior Agreement, existing between the parties is expressly canceled. All provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

2.4 Severability. Any invalidity, illegality or limitation of the enforceability with respect to any Holder of any one or more of the provisions of this Agreement, or any part thereof, whether arising by reason of the law of any such person’s domicile or otherwise, shall in no way affect or impair the validity, legality or enforceability of this Agreement with respect to any other Holder. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

2.5 Amendment and Waiver. Except as otherwise expressly provided herein, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) with the written consent of the Company and the Required Holders; provided that any right of any party hereunder may be waived by the waiving party on such party’s own behalf, without the consent of any other party. The foregoing notwithstanding, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination or waiver applies to all Investors in the same fashion. Any amendment or waiver effected in accordance with this Section 2.5 shall be binding upon the Company and each Investor and each transferee of the Registrable Securities. Upon the effectuation of each such amendment or waiver, the Company shall promptly give written notice thereof to the Investors who have not previously consented thereto in writing. The Company shall pay, and hold the Investors harmless against liability for the payment of the reasonable fees and expenses incurred with respect to the enforcement of the rights granted under, or any amendments or waivers to, this Agreement.

2.6 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to the Company, the Investors, or any transferees upon any breach, default or noncompliance of the Investors or any transferee or the Company under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of the Company or the Investors of any breach, default or noncompliance under this Agreement or any waiver on the Company’s or the Investors’ part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing and that all remedies, either under this Agreement, by law, or otherwise afforded to the Company and the Investors, shall be cumulative and not alternative.

2.7 Notices, etc. All notices sent to a person or entity within the United States of America required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed email or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices sent to a person or entity outside of the United States of America required or permitted hereunder shall be in writing and shall be deemed effectively given: (x) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, (y) eight (8) days after having been sent by airmail, or (z) when sent by confirmed email or facsimile if sent during normal business hours of the recipient, if not, then on the next business day. Notices shall be addressed:

(a) if to the Company, at:

Protagonist Therapeutics, Inc.

521 Cottonwood Drive

Milpitas, CA 95035

Attn: Chief Executive Officer

Email: d.patel@protagonist-inc.com

or at such other address as the Company shall have furnished to the Investors in writing;

(b) if to the Investors, at the addresses of such Investors specified on the Exhibits hereto, or at such other addresses as the Investors shall have furnished to the Company in writing; and

(c) if to a Holder other than the Investors, at such Holder’s address as shall have been furnished to the Company in writing.

2.8 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

2.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.rightsignature.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[The next page is the signature page.]

IN WITNESS WHEREOF, this Third Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

THE COMPANY:	PROTAGONIST THERAPEUTICS, INC.

	By:	/s/ Dinesh Patel
	Name:	Dinesh Patel
	Title:	President

[Signature Page to Third Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, this Third Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

THE INVESTORS:	JOHNSON & JOHNSON INNOVATION—JJDC, INC.

	By:	/s/ Asish K. Xavier
	Name:	Asish K. Xavier
	Title:	VP, Venture Investments

[Signature Page to Third Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, this Third Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

THE INVESTORS:	CANAAN X L.P. By: Canaan Partners X LLC

	By:	/s/ Tim Shannon
	Name:	Tim Shannon
	Title:	General Partner

IN WITNESS WHEREOF, this Third Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

THE INVESTORS:		RA CAPITAL HEALTHCARE FUND, L.P.

	By:	RA Capital Management, LLC
	Its:	General Partner

	By:	/s/ Rajeev Shah
Name:
	Title:	Authorized Signatory

IN WITNESS WHEREOF, this Third Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

THE INVESTORS:	LILLY VENTURES FUND I, LLC

	By:	/s/ S. Edward Torres
Name: S. Edward Torres
Title: Managing Director

EXHIBIT A

Schedule of Preferred Holders

Name and Address of Investor

Canaan X L.P.

2765 Sand Hill Road

Menlo Park, CA 94025

Adage Capital Partners, LP

200 Clarendon Street

52nd Floor

Boston, MA 02116

Attn: Dan Lehan

RA Capital Healthcare Fund, L.P.

20 Park Plaza

Suite 1200

Boston, MA 02116

Blackwell Partners LLC—Series A

20 Park Plaza

Suite 1200

Boston, MA 02116

Foresite Capital Fund III, L.P.

101 California Street

Suite 4100

San Francisco, CA 94111

Johnson & Johnson Innovation—JJDC, Inc.

410 George Street

New Brunswick, NJ 08901

Lilly Ventures Fund I, LLC

115 West Washington Street, Suite 1680S

Indianapolis, IN 46204

Facsimile:

Starfish Ventures Pty Ltd, as responsible

entity of the Starfish Pre-Seed Fund

Level 1, 120 Jolimont Road

East Melbourne VIC 3002

Australia

Facsimile:

Starfish Ventures Pty Ltd., as agent and

attorney of Starfish Technology Fund 1, LP

Level 1, 120 Jolimont Road

East Melbourne VIC 3002

Australia

Facsimile:

Pharmstandard International S.A.

Attn: Mr. Alexey A. Vinogradov

27 Soljenitsyna Street

Moscow 109004 Russia

Facsimile: